Exhibit 1.7

16 (First Section)	OFFICIAL GAZETTE	Thursday January 12, 2006

ENERGY SECRETARIAT

DECREE by which two paragraphs are added to article 6 of the Regulatory Law of Constitutional Article 27 in the Petroleum Sector and reforms the third paragraph and adds a final paragraph to article 3 of the Organic Law for PEMEX and Subsidiary Organisms.

On the margin is stamped the National Seal, which says: United Mexican States. — Presidency of the Republic.

VICENTE FOX QUESADA, President of the United Mexican States, to its inhabitants makes known:

That the Honorable Congress of the Union has addressed to me the following

DECREE

“THE GENERAL CONGRESS OF THE UNITED MEXICAN STATES, DECREES:

TWO PARAGRAPHS ARE ADDED TO ARTICLE 6 OF THE REGULATORY LAW OF CONSTITUTIONAL ARTICLE 27 IN THE PETROLEUM SECTOR AND REFORMS THE THIRD PARAGRAPH AND ADDS A FINAL PARAGRAPH TO ARTICLE 3 OF THE ORGANIC LAW FOR PEMEX AND SUBSIDIARY ORGANISMS.

FIRST ARTICLE. Two paragraphs are added to article 6 of the Regulatory Law of Constitutional Article 27 in the Petroleum Sector, to be read as follows:

Article 6. - …

Petróleos Mexicanos, the subsidiary organisms and their companies may co-generate electric energy and sell their surplus to the Comisión Federal de Electricidad and Luz y Fuerza del Centro, by means of agreements with the mentioned entities.

The resources destined for the projects of co-generation of electricity that Petróleos Mexicanos, the subsidiary organisms and their companies propose to execute, the resources and forms of public investment with which it is proposed that said works be carried out, as well as acquisition of the surplus by the entities, will be subject to discussion, analysis, approval and modification by the Chamber of Deputies in the Project of Budget Expenditures of the Federation.

SECOND ARTICLE. The third paragraph is reformed and a fourth paragraph is added to the third article of the Organic Law for Petroleos Mexicanos and Subsidiary Organisms, to be read as follows:

Article 3. - …

I.- …

II.- …

III.- …

IV.- …

…

Petróleos Mexicanos and the described organisms will be authorized to carry out the operations directly or indirectly related with their purpose. Petroleos Mexicanos, the subsidiary organisms and their companies may co-

generate electric energy and sell their surplus to the Comisión Federal de Electricidad and Luz y Fuerza del Centro, by means of agreements with the mentioned entities. The resources destined for the projects of co-generation of electricity that Petróleos Mexicanos, the subsidiary organisms and their companies propose to execute, the resources and forms of public investment with which it is proposed that said works be carried out, as well as acquisition of the surplus by the entities, will be subject to discussion, analysis, approval and modification by the Chamber of Deputies in the Project of Budget Expenditures of the Federation.

The organisms described in the first paragraph shall be deemed as subsidiaries with respect to Petroleos Mexicanos, for the terms of this Law.

TRANSITORY

FIRST.- This Decree will become effective the day following its publication in the Official Gazette of the Federation.

SECOND. - All those legal dispositions which constitute contradiction with the present Decree are repealed; and all the regulatory dispositions, circulars, agreements and all administrative acts of a general nature which contradict the dispositions of the present Decree are voided.

Mexico, D.F., on the 13th day of December 2005.- Dep. Heliodoro Diaz Escarraga, President.- Sen. Enrique Jackson Ramirez, President. – Dep. Marcos Morales Torres, Secretary.- Sen. Sara I. Castellanos Cortes, Secretary.- Signatures.”

In compliance with that ordered by fraction I of Article 89 of the Political Constitution of the United Mexican States, and for its due publication and observance, I issue the present Decree at the Residence of the Federal Executive Power, in the city of Mexico, Federal District, on the ninth day of January of two thousand six. –Vicente Fox Quesada.- Signature.- The Government Secretary, Carlos Maria Abascal Carranza.- Signature.

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